SUB-ITEM 77C:	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On June 27, 2011, a Special Meeting of Shareholders of the Stadion Investment Trust was held for the purpose of voting on the following Proposals:

Proposal 1:	To approve new Investment Advisory Agreements with each of the Stadion Funds, the Stadion Managed Portfolio and the Stadion Core Advantage Portfolio, and Stadion Money Management, LLC.

Proposal 1 was approved by shareholders. The results of the voting were as follows:

A total of 130,839,421.928 shares of the Stadion Managed Portfolio were entitled to vote on the Proposal.  A total of 65,419,710.965 shares constitute a quorum of voters for purposes of the Proposal.  A total of 96,279,007.812 shares were voted, representing 73.585% of total shares.  A total of 64,656,102.778 shares of the Stadion Managed Portfolio were cast in favor of the Proposal, representing 67.155% of shares voted.

A total of 4,967,180.168 shares of the Stadion Core Advantage Portfolio were entitled to vote on the Proposal.  A total of 2,483,590.085 shares constitute a quorum of voters for purposes of the Proposal.  A total of 4,424,303.973 shares were voted, representing 89.070% of total shares.  A total of 2,751,856.277 shares of the Stadion Core Advantage Portfolio were cast in favor of the Proposal, representing 55.401% of total shares outstanding.

		Number of Shares		Broker
	For	Against	Abstain	Non-Votes
Stadion Managed Portfolio	64,656,102.778	1,119,442.614	1,924,644.551	28,578,817.869
Stadion Core Advantage Portfolio	2,751,856.277	18,147.791	45,336.086	1,608,963.819

Proposal 2:	To elect James M. Baker, Norman A. McLean, Gregory L. Morris and Ronald C. Baum to the Board of Trustees of the Stadion Investment Trust.

A total of 135,806,602.096 shares of the Stadion Investment Trust were entitled to vote on the Proposal.  A total of 67,903,301.049 shares constitute a quorum of voters for purposes of the Proposal.  A total of 100,703,312.014 shares were voted, representing 74.152% of total shares.

 Proposal 2 was approved by shareholders. The results of the voting were as follows:

			Percentage of Total
		Shares Voted	Shares Outstanding
James M. Baker	For	97,833,728.119	72.040%
	Withheld	2,869,583.895	2.112%
Norman A. McLean	For	97,819,741.775	72.029%
	Withheld	2,883,570.239	2.123%
Gregory L. Morris	For	97,822,406.496	72.031%
	Withheld	2,880,905.418	2.121%
Ronald C. Baum	For	97,789,288.479	72.007%
	Withheld	2,914,023.535	2.145%